Exhibit 99.1

For Release:	Immediately

Contact:	Media –
	Lorrie Paul Crum, VP - Corp. Communications	216/896-2750	Mobile: 216/408-6545
lcrum@parker.com

Financial Analysts –
	Pamela Huggins, VP & Treasurer	216/896-2240
phuggins@parker.com

Stock Symbol: PH - NYSE

Parker Says Tax Expense Reduction Will Benefit Current-Quarter Earnings

Cleveland, Ohio: April 8, 2004 – Parker Hannifin Corporation today said it has completed tax planning initiatives previously discussed in its fiscal second-quarter 10-Q, and as a result, has achieved a reduction in the company’s tax expense rate for the fiscal third quarter.

This one-time reduction will provide a discrete tax benefit of approximately ten cents per diluted share in the fiscal third quarter ended March 31, the report for which will be released on Monday, April 19, 2004. At that time, the company said it expects to revise its earnings estimate for the remaining quarter of the fiscal year ending June 30.

With annual sales exceeding $6 billion, Parker Hannifin is the world’s leading diversified manufacturer of motion and control technologies and systems, providing precision-engineered solutions for a wide variety of commercial, mobile, industrial and aerospace markets. The company employs more than 45,000 people in 44 countries around the world. Parker has increased annual dividends paid to shareholders for 47 consecutive years, which is among the top five longest-running dividend-increase records in the S&P 500. For more information, visit the company’s web site at www.parker.com.

Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. All statements regarding future performance, earnings projections, events or developments are forward-looking statements. It is possible that the future performance and earnings projections of the company and individual segments may differ materially from current expectations, depending on economic conditions within both its industrial and aerospace markets, and the company’s ability to achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, and growth initiatives. A change in economic conditions in individual markets may have a particularly volatile effect on segment results. Among the other factors which may affect future performance are: changes in business relationships with and purchases by or from major customers or suppliers, including delays or cancellations in shipments; uncertainties surrounding timing, successful completion or integration of acquisitions; threats associated with and efforts to combat terrorism; competitive market conditions and resulting effects on sales and pricing; increases in raw-material costs that cannot be recovered in product pricing; and global economic factors, including currency exchange rates, difficulties entering new markets and general economic conditions such as interest rates. The company makes these statements as of the date of this disclosure, and undertakes no obligation to update them.

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